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                                                                    EXHIBIT 99.4

                               LETTER TO CLIENTS

                                      FOR

           TENDER OF 6 5/8% NOTES DUE 2002 AND 7 1/8% NOTES DUE 2007
                                IN EXCHANGE FOR

                6 5/8% NOTES DUE 2002 AND 7 1/8% NOTES DUE 2007

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                          , 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

              PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE
              WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

     We are enclosing herewith a Prospectus, dated             , 1998, of
Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Operating Partnership to exchange the Operating Partnership's 6 5/8% Notes due 2002 (the "2002 Exchange Notes") and
7 1/8% Notes due 2007 (the "2007 Exchange Notes" and, together with the 2002 Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Operating Partnership's issued and outstanding 6 5/8% Notes due 2002 (the "2002 Private Notes") and 7 1/8% Notes due 2007 (the "2007 Private Notes" and, together with the 2002 Private Notes, the "Private Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

     The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.

     We are the holder of record of Private Notes held by us for your own account. A tender of such Private Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Private Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Private Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Private Notes will represent to the Operating Partnership that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such holder nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such Exchange Notes, (iii) neither such holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither such holder nor any such other person is an "affiliate" of the Operating Partnership within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If such holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Private Notes, it represents that such Private Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the
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requirements of the Securities Act in connection with any resale of such
Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                            Very truly yours,